SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]       Preliminary information statement   [ ] Confidential, for Use of the
                                                  Commission   Only  (as
                                                  permitted by Rule 14c-5(d)(2))
[X]       Definitive information statement

                       INTERNATIONAL SPEEDWAY CORPORATION
- ------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
- ------------------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:
- ------------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
- ------------------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:
- ------------------------------------------------------------------------------

      (5)   Total fee paid:
- ------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:
- ------------------------------------------------------------------------------

    (2)   Form, Schedule or Registration Statement No.:
- -----------------------------------------------------------------------------

    (3)   Filing Party:
- ------------------------------------------------------------------------------

    (4)   Date Filed:
- ------------------------------------------------------------------------------

                INTERNATIONAL SPEEDWAY CORPORATION
            1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD
                  DAYTONA BEACH,  FLORIDA 32114



             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders of
International Speedway Corporation:

     Notice is hereby given that the Annual Meeting of the Shareholders of International Speedway Corporation will be held in the Bill France Room at Daytona USA, 1801 West International Speedway Boulevard, Daytona Beach, Florida, 32114 on Wednesday, the 8th day of January, 1997, at 10:00 A.M., for the following purposes:

     (a)  To elect five (5) Directors of the Corporation.

     (b) To transact such other business as may properly come before the meeting.

     ALL Shareholders of record as of November 20, 1996, will be entitled to vote, either in person or by proxy.

                                      By Order of the Board of Directors

                                      /s/ W. Garrett Crotty

                                      W. Garrett Crotty
                                      Secretary and General Counsel
November 20, 1996

                INTERNATIONAL SPEEDWAY CORPORATION
            1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD
                  DAYTONA BEACH,  FLORIDA 32114



        NOTICE OF ACTION BY SHAREHOLDERS WITHOUT A MEETING

                   PURSUANT TO SECTION 607.0704
             OF THE FLORIDA BUSINESS CORPORATION ACT




To the Shareholders of
International Speedway Corporation:

     Notice is hereby given that the Board of Directors and the holders of a majority of the voting interests represented by the outstanding shares of all classes of common stock of International Speedway Corporation, a Florida corporation (the "Company"), have adopted the "International Speedway Corporation 1996 Long-Term Stock Incentive Plan" (the "1996 Plan"). The purpose of the 1996 Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. The 1996 Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants of the Company capable of contributing to the Company's performance. The Company has reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of Class A Common Stock for grants under the 1996 Plan. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended. The Board of Directors has appointed the Compensation Committee (the "Committee") to administer the 1996 Plan. Awards under the 1996 Plan will contain such terms and conditions not inconsistent with the 1996 Plan as the Committee in its
discretion approves.   The Committee has discretion to administer the
1996 Plan in the manner which it determines, from time to time, is in the best interest of the Company. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may also be granted subject to conditions relating to continued employment and restrictions on transfer. In addition, the Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of the Company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 1996 Plan. In addition, all questions of interpretation of the 1996 Plan will be determined by the Committee.

     The Board of Directors of the Company approved the 1996 Plan on September 5, 1996 by unanimous written consent in lieu of a meeting. Holders of over a majority of the voting interests represented by the outstanding shares of all classes of the Company's common stock approved the 1996 Plan on November 20, 1996 by written consent in lieu of a meeting in accordance with the provisions of Section 607.0704 of the Florida Business Corporation Act. Accordingly, your consent is not required and is not being solicited in connection with the adoption of the 1996 Plan. You are being provided with this notice of such action pursuant to Section 607.0704 of the Florida Business Corporation Act.

     The record date for determining shareholders entitled to this notice is November 20, 1996. This notice is first being mailed to such shareholders on or about December 2, 1996. The 1996 Plan will not become effective until at least 20 calendar days after such mailing.

                                   By Order of the Board of Directors

                                   /s/ W. Garrett Crotty

                                   W. Garrett Crotty
                                   Secretary and General Counsel
November 20, 1996

                INTERNATIONAL SPEEDWAY CORPORATION
            1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD
                  DAYTONA BEACH,  FLORIDA 32114
________________________________________________________________________

                      INFORMATION STATEMENT

                    PURSUANT TO SECTION 14(C)
              OF THE SECURITIES EXCHANGE ACT OF 1934
          AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

_________________________________________________________________________


          WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                  REQUESTED NOT TO SEND A PROXY

     This Information Statement has been filed with the Securities and Exchange Commission (the "SEC") and is first being mailed to holders of record on November 20, 1996 (the "Record Date") of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation (the "Company"). This Information Statement relates to

     (i) an Annual Meeting of Shareholders and the only matters to be acted upon at the meeting are
          (a) the election of directors, and
          (b) approval of accountants; and
     (ii) the adoption of the "International Speedway Corporation 1996 Long-Term Stock Incentive Plan" (the "1996 Plan").

     The purpose of the 1996 Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate
in the long-term growth of the Company.    The 1996 Plan authorizes the
grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants of the Company capable of contributing to the Company's performance. The Company has reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of Class A Common Stock for grants under the 1996 Plan. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended. The Board of Directors has appointed the Compensation Committee (the "Committee") to administer the 1996 Plan. Awards under the 1996 Plan will contain such terms and conditions not inconsistent with
the 1996 Plan as the Committee in its discretion approves.   The
Committee has discretion to administer the 1996 Plan in the manner which it determines, from time to time, is in the best interest of the Company. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may also be granted subject to conditions relating to continued employment and restrictions on transfer. In addition, the Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of the Company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 1996 Plan. In addition, all questions of interpretation of the 1996 Plan will be determined by the Committee.

     The Board of Directors of the Company approved the 1996 Plan on September 5, 1996 by unanimous written consent in lieu of a meeting. Holders of over a majority of the voting interests represented by the outstanding shares of all classes of the Company's common stock approved the 1996 Plan on November 20, 1996 by written consent in lieu of a meeting in accordance with the provisions of Section 607.0704 of the Florida Business Corporation Act. Accordingly, your consent is not required and is not being solicited in connection with the adoption of the 1996 Plan. You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith the 1996 Plan will not become effective until 20 calendar days after the first mailing of this Information Statement. This notice is first being mailed to such shareholders on or about December 2, 1996.

TABLE OF CONTENTS

DATE, TIME AND PLACE INFORMATION............................................ 1

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................. 1

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS.................................. 3
     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................... 5
     COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT...................... 6
     DIRECTOR COMMITTEES.................................................... 6

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS............................ 6
     DIRECTOR COMPENSATION.................................................. 6
     EXECUTIVE COMPENSATION................................................. 6
     SUMMARY COMPENSATION TABLE............................................. 7
     COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION..................... 7
     PERFORMANCE GRAPH...................................................... 9

INDEPENDENT PUBLIC ACCOUNTANTS..............................................10

COMPENSATION PLANS..........................................................10

VOTING PROCEDURE............................................................11
     DISSENTERS' RIGHT OF APPRAISAL.........................................11

AVAILABLE INFORMATION.......................................................12

                    DATE, TIME AND PLACE INFORMATION

     The Annual Meeting of Shareholders of International Speedway Corporation will be held on Wednesday, January 8, 1996 at 10:00 A.M. in the Bill France Room at Daytona USA, 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114. The principal executive offices of the Company are located at 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

             VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     This Information Statement is being mailed on or about December 2, 1996 to all shareholders of record as of the Record Date. The Record Date for the Annual Meeting and the Notice of the Action by Shareholders without a Meeting is November 20, 1996. As of the Record Date, the Company had 4,000,000 shares of Class A Common Stock and 34,423,890 shares of Class B Common Stock issued and outstanding. Each share of the Class A Common Stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders. Each share of the Class B Common Stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders. The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of all classes of the Company's common stock by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director, or nominee for director, of the Company who beneficially owns any such shares,
(iii) each of the Company's executive officers who beneficially owns any such shares, and (iv) all directors and executive officers of the Company as a group. As described in the notes to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

                                                                   Percentage
                                                          Percent- of Combined
                            Number of Shares of Common    age of   Voting
                           Stock Beneficially Owned (2)   Total    Power of
Name of                   ------------------------------- Common   Common
Beneficial Owner (1)      Class A   Class B      Total    Stock    Stock
-----------------------   -------  ----------  ---------- -------  ----------
France Family Group (3)    12,100  21,131,685  21,143,785  55.0%   60.0%
James C. France (4)         3,000  15,299,535  15,302,535  39.8    43.4
William C. France (5)       1,600  15,297,315  15,298,915  39.8    43.4
Lesa D. Kennedy (6)         3,000     364,965     367,965    *      1.0
Raymond K. Mason (7)            0     346,740     346,740    *       *
Brian Z. France                 0     286,740     286,740    *       *
James H. Foster (8)         1,000     220,815     221,815    *       *
Thomas W. Staed (9)         2,450      45,000      47,450    *       *
H. Lee Combs (10)           1,500      38,055      39,555    *       *
James H. Hunter               150      25,755      25,905    *       *
Robert R. Dyson (11)        5,000      19,500      24,500    *       *
John E. Graham, Jr.         1,000      18,750      19,750    *       *
W. Grant Lynch, Jr.         1,500      17,205      18,705    *       *
Chapman J. Root, II         2,500      13,500      16,000    *       *
Robert W. Emerick             500      15,000      15,500    *       *
Robert E. Smith  (12)       1,500      10,230      11,730    *       *
J. Hyatt Brown (13)         2,400       9,000      11,400    *       *
John R. Cooper              5,000       1,500       6,500    *       *
Christy F. Harris (14)      4,900         150       5,050    *       *
Lloyd E. Reuss              5,000           0       5,000    *       *
Gregory J. Sullivan         1,500           0       1,500    *       *
Edward H. Rensi                 0         150         150    *       *
All directors and
  executive officers as a
  group (20 persons)(15)   42,000  21,059,325  21,101,325  54.9%   59.8%


-------------------------------
  *  Less than 1%.

(1)The address of each of the beneficial owners identified is c/o the Company, 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.
(2)Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.
(3) Reflects the aggregate of 7,600 Class A and 20,271,465 Class B shares indicated in the table as beneficially owned by James C. France, William C. France, Lesa D. Kennedy and Brian Z. France, as well as 4,500 Class A and 860,220 Class B shares held of record by the adult children of James C. France. See footnotes (4), (5) and (6).
(4) Reflects (i) 1,500 Class A and 267,720 Class B shares held of record by James C. France, (ii) 1,500 Class A and 304,725 Class B shares held of record by Sharon M. France, his spouse, (iii) 9,115,125 Class B shares held of record by Western Opportunity Limited Partnership ("Western Opportunity"), (iv) 3,750,000 Class B shares held of record by Carl Investment Limited Partnership ("Carl"), and (v) 1,861,965 Class B shares held of record by White River Investment Limited Partnership ("White River"). James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity, (y) Quaternary Investment Company, the general partner of Carl, and (z) Secondary Investment Company, one of the two general partners of White River. Also see footnote (5). Does not include an aggregate of 4,500 Class A and 860,220 Class B shares held of record by the adult children of James C. France.
(5) Reflects (i) 1,000 Class A and 265,500 Class B shares held of record by William C. France, (ii) 600 Class A and 304,725 Class B shares held of record by Betty Jane France, his spouse, (iii) 9,115,125 Class B shares held of record by Western Opportunity, (iv) 3,750,000 Class B shares held of record by Polk City Limited Partnership ("Polk City"), and (v) 1,861,965 Class B shares held of record by White River. William C. France is the sole shareholder and director of each of (x) Sierra Central Corp., one of the two general partners of Western Opportunity, (y) Boone County Corporation, the general partner of Polk City, and (z) Cen Rock Corp., one of the two general partners of White River. Also see footnote (4). Does not include the aggregate of 3,000 Class A and 651,705 Class B shares shown in the table as beneficially owned by Lesa D. Kennedy and Brian Z. France, adult children of William C. France.
(6) Reflects (i) 1,500 Class A and 333,240 Class B shares held of record by Ms. Kennedy, (ii) 1,500 Class A and 15,975 Class B shares held of record by Ms. Kennedy as custodian for her minor son, Benjamin, and (iii) 15,750 Class A shares held of record as joint tenants with Bruce S. Kennedy, her spouse.
(7) Includes 150,000 Class B shares owned by American Banks of Florida, Inc. (Mr. Mason serves as President and a director of, and has an 18% interest in, this entity), as to which Mr. Mason disclaims beneficial ownership.
(8) Reflects (i) 1,000 Class A and 70,815 Class B shares held of record by Mr. Foster, (ii) 75,000 Class B shares held of record by Mr. Foster as trustee, and (iii) 75,000 Class B shares held of record by Barbara S. Foster, his spouse, as trustee, as to which Mr. Foster disclaims beneficial ownership.
(9)Reflects 2,000 Class A Shares owned jointly with Barbara Staed, his spouse.
(10) Reflects 1,500 Class A and 37,305 Class B shares held of record by Mr. Combs and 750 Class B shares held of record as joint tenants with Karen Combs, his spouse.
(11)Includes 5,000 Class A shares held in the Robert R. Dyson 1987 Family
Trust.
(12) Reflects 1,500 Class A and 9,435 Class B shares held of record by Mr. Smith and 795 Class B shares held of record as joint tenants with his spouse.
(13) Reflects shares held of record as joint tenants with Cynthia R. Brown, his spouse.
(14) Reflects (i) 1,800 Class A and 150 Class B shares held of record by Mr. Harris, (ii) 500 Class A shares held by M. Dale Harris, his spouse, (iii) 1,500 Class A shares held by Mr. Harris as trustee of The Harris, Midyette, Geary &Darby, P.A. Profit Sharing Plan and Trust, (iv) 100 Class A shares held by Mr. Harris as Trustee of the Harris Children's Trust as to which Mr. Harris disclaims beneficial ownership, (v) 500 Class A shares held by Mr. Harris as Trustee U.W.O. Robert S. Bates, FBO Dawn B. Utset, as to which Mr. Harris disclaims beneficial ownership, (vi) 500 Class A shares held by Mr. Harris as Trustee U.W.O. Robert S. Bates, FBO Lynn B. Toney, as to which Mr. Harris disclaims beneficial ownership,
(15) See footnotes (4) through (14).

              DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The executive officers, directors and nominees for directors of the Company are as follows:

   NAME                  AGE     POSITION WITH THE COMPANY
----------------------------------------------------------------------------
   William C. France      63     Chairman of the Board, Chief Executive
                                   Officer and Director
   James C. France        51     President, Chief Operating Officer and
                                   Director
   Lesa D. Kennedy        35     Executive Vice President and Director
   H. Lee Combs           43     Senior Vice President--Operations and
                                   Director
   James H. Foster        69     Senior Vice President--Special Projects and
                                   Director
   Robert E. Smith        64     Vice President--Administration and Director
   Susan G. Schandel      33     Treasurer and Chief Financial Officer
   Gregory J. Sullivan    41     Vice President-Marketing
   John E. Graham, Jr.    48     Vice President
   W. Grant Lynch, Jr.    42     Vice President
   James H. Hunter        56     Vice President
   J. Hyatt Brown         59     Director
   John R. Cooper         64     Director
   Robert W. Emerick      84     Director
   Brian Z. France        32     Director
   Christy F. Harris      50     Director
   Raymond K. Mason, Jr.  41     Director
   Lloyd E. Reuss         60     Director
   Chapman Root, II       45     Director
   Thomas W. Staed        65     Director
   Robert R. Dyson        50     Nominee for Director
   Edward H. Rensi        52     Nominee for Director

     The Company's Articles provide that the Board of Directors be divided into three classes, with regular three year staggered terms. Ms. Kennedy and Messrs. Smith, Brown, Emerick and Staed will hold office until the annual meeting of shareholders to be held in 1997, Messrs. William C. France, Combs, Foster, Harris and Root will hold office until the annual meeting of shareholders to be held in 1998, and Messrs. James C. France, Cooper, Brian Z. France, Mason and Reuss will hold office until the annual meeting of shareholders to be held in 1999.

     For the election of directors at the Annual Meeting of Shareholders in January 1997, the Board has approved the nomination as directors of Ms. Kennedy and Messrs. Brown, Dyson, Rensi and Staed to serve for a three year term and hold office until the annual meeting of shareholders to be held in 2000.

     William C. France and James C. France are brothers. Lesa D. Kennedy and Brian Z. France are the children of William C. France. There are no other family relationships among the Company's executive officers and directors.

     Mr. William C. France, a director since 1958, has served as Chairman of the Board of the Company since 1987 and as Chief Executive Officer since 1981. From 1981 to 1987, Mr. France served as the Company's President. Mr. France also serves as a director of Penske Motorsports and Outboard Marine Corporation.

     Mr. James C. France, a director since 1970, has served as President and Chief Operating Officer of the Company since 1987.

     Ms. Lesa D. Kennedy, a director since 1984, was appointed an Executive Vice President of the Company in January 1996. Ms. Kennedy served as the Company's Secretary from 1987 until January 1996 and served as its Treasurer from 1989 until January 1996.

     Mr. H. Lee Combs, a director since 1987, was appointed the Company's Senior Vice President-Operations in January 1996. Mr. Combs served as a Vice President and the Company's Chief Financial Officer from 1987 until such time. He also serves as a director of Penske Motorsports.

     Mr. James H. Foster, a director since 1968, was appointed the Company's Senior Vice President -Special Projects in January 1994 upon his retirement as a full-time employee. Mr. Foster served as President of Daytona International Speedway from 1988 until 1994 and as Executive Vice President--Corporate Communications of the Company from 1984 until 1988. From 1970 to 1988, Mr. Foster served as the Company's Vice President in Charge of Corporate Communications.

     Mr. Robert E. Smith, a director since January 1996, has served as Vice President--Corporate Administration of the Company for more than five years.

     Ms. Susan G. Schandel was appointed the Company's Treasurer and Chief Financial Officer in January 1996. From November 1992 until such time, Ms. Schandel served as the Company's Controller. From 1988 until 1992, Ms. Schandel was employed by Ernst & Young LLP, where she most recently served as an audit manager.

     Mr. Gregory G. Sullivan, appointed the Company's Vice-President-Marketing in November 1994, joined the Company in September 1994. Prior to joining the Company, Mr. Sullivan was employed by Kraft Foods (a division of Phillip Morris) for more than five years, where he most recently served as Director of Marketing Services for Kraft's Maxwell House division.

     Mr. John E. Graham, Jr., appointed as a Vice President in November 1994, joined the Company as President of Daytona International Speedway in September 1994. Prior to joining the Company, Mr. Graham was employed by First Union National Bank of Florida for more than five years, where he most recently served as President of First Union National Bank of Volusia and Flagler Counties.

     Mr. W. Grant Lynch, Jr. has served as a Vice President and as President of Talladega Superspeedway since joining the Company in November 1993. Prior to such time, Mr. Lynch was employed by R.J. Reynolds Tobacco Company, Sports Marketing Division, where from 1990 until 1993 he served as Senior Operations and Public Relations Manager for the Winston Cup Racing Program.

     Mr. James H. Hunter has served as a Vice President and as President of Darlington Raceway since joining the Company in November 1993. Prior to joining the Company, Mr. Hunter served as NASCAR's Vice President of Administration and Marketing for more than five years.

     Mr. J. Hyatt Brown, a director since 1987, serves as the President and Chief Executive Officer of Poe & Brown, Inc. and has been in the insurance business with Brown & Brown, Inc., its predecessor, since 1959. Mr. Brown also serves as a director of Rock Tenn Co, SunTrust Banks, Inc., BellSouth Corporation, and FPL Group, Inc.

     Mr. John R. Cooper, a director since 1987, served as Vice
President--Corporate Development of the Company from December 1987 until July 1994. Since January 1996, Mr. Cooper has served as a special project facilitator for the Company.

     Mr. Robert W. Emerick, a director since 1975, served as General Motors Corporation's Director of Public Relations, Pontiac Motor Division, prior to his retirement in 1974.

     Mr. Brian Z. France, a director since 1994, has served as NASCAR's Vice President of Marketing and Corporate Communications since December 1992 and as the Company's Manager--Group Projects since February 1994. From 1983 until such time, Mr. France served in a number of other capacities with NASCAR, including Winston Racing Series Administrative Assistant and National Tour Director. From 1989 to 1991, Mr. France also served as General Manager of Tucson Raceway Park.

     Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law with Harris, Midyette & Geary, P.A. for more than twenty years.

     Mr. Raymond K. Mason, Jr., a director since 1981, has served as Chairman and President of American Banks of Florida, Inc., Jacksonville, Florida, since 1978.

     Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director of Handleman Co., Detroit Mortgage and Realty, Co. and United States Sugar Company.

     Mr. Chapman Root, II, a director since 1992, has served as President of the Root Company, a private investment company, since 1989. Mr. Root also serves as a director of First Financial Corp. and Terre Haute First National Bank.

     Mr. Thomas W. Staed, a director since 1987, has served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, for more than five years.

     Mr. Robert R. Dyson, a nominee for director, has served as Chairman and Chief Executive Officer of The Dyson-Kissner-Moran Corporation (DKM) since November 1992. Prior to such time, Mr. Dyson served in various executive capacities at DKM including Executive Vice President from April 1988 to May 1990 and then President and Chief Operating Officer until November 1992.

     Mr. Edward H. Rensi, a nominee for director, has served as President and Chief Executive Officer of McDonald's USA since 1991 and served as President and Chief Operating Officer from 1984 to 1991. He is a Director of McDonald's Corporation and Snap-On Incorporated.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     NASCAR, which sanctions most of the Company's major racing events, is controlled by William C. France and James C. France. Standard NASCAR sanction agreements require racetrack operators to pay various monies to NASCAR for each sanction event conducted. Included are sanction fees and prize and point fund monies. The prize and point fund monies are distributed by NASCAR to participants in the events. The aggregate NASCAR sanction fees and prize and point fund monies paid by the Company with respect to fiscal 1994, fiscal 1995 and fiscal 1996 were $9.4 million, $11.8 million and $13.8 million, respectively.

     In addition, NASCAR and the Company share a variety of expenses in the ordinary course of business. NASCAR pays rent to the Company for office space based upon estimated fair market lease rates for comparable facilities. NASCAR also reimburses the Company for 50% of the compensation paid to personnel working in the Company's legal and risk management departments, as well as 50% of the compensation expense associated with receptionists and the Company's archive departments. The Company's payments to NASCAR for MRN Radio's broadcast rights to Craftsman Truck Series races represents an agreed-upon percentage of the Company's advertising revenues attributable to such race broadcasts. NASCAR's reimbursement for use of the Company's mail room, graphics and publications departments, and the Company's reimbursement of NASCAR for use of corporate aircraft, is based on actual usage. The aggregate amount paid by the Company to NASCAR for shared expenses, net of the amounts received from NASCAR for shared expenses, totaled approximately $62,000, $71,000 and $359,000 during fiscal 1994, 1995 and fiscal 1996, respectively. The Company strives to ensure, and management believes that, the terms of the Company's transactions with NASCAR are no less favorable to the Company than could be obtained in arms'-length negotiations.

     J. Hyatt Brown, a director of the Company, serves as President and Chief Executive Officer of Poe & Brown, Inc. ("Poe"). Poe has received commissions for serving as the Company's insurance broker for several of the Company's insurance policies, including its property and casualty policy, certain employee benefit programs and the split-dollar arrangements established for the benefit of William C. France, James C. France and their respective spouses. The aggregate commissions received by Poe in connection with Company policies were approximately $70,000, $80,000 and $294,000 during fiscal 1994, fiscal 1995 and fiscal 1996, respectively.

     All of these transactions, payments and exchanges are considered normal in the ordinary course of business. Transactions, payments and exchanges similar to all of the above are planned during the Company's current fiscal year.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and based upon written representations from reporting individuals, the Company is not aware of any reporting person that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

DIRECTOR COMMITTEES

     The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Growth Strategy Committee.

     The functions of the Audit Committee (which presently consists of Messrs. Brown, Emerick and Mason) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing the Company's consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Audit Committee met once during fiscal 1996.

     The functions of the Compensation Committee (which presently consists of Messrs. Reuss, Root and Staed) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Compensation Committee met five times during fiscal 1996.

     In July 1996, the Board appointed Messrs. Harris, Brown, Mason and Reuss to serve as members of the Growth Strategy Committee. Such committee was asked to review the Recapitalization and recommend to the Board whether or not to proceed. The Growth Strategy Committee did not first meet until September 1996.


            COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     The Company pays each non-employee director a monthly retainer of $500, a $1,000 fee for each meeting of the Board of Directors attended and a $500 fee for each Board committee meeting attended. The aggregate retainers and fees paid to directors with respect to fiscal 1996 services totaled $99,000. The Company also reimburses directors for all expenses incurred in connection with their activities as directors.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid by the Company, for services rendered during the last three fiscal years, to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers during fiscal 1996 (collectively the "Named Officers").

SUMMARY COMPENSATION TABLE

                                                  Long
                                                  Term
                                                  Compen-
                            Annual Compensation   sation
                            -------------------   -------
                                                  Restricted   All Other
Name and            Fiscal                        Stock        Compen-
Principal Position   Year   Salary      Bonus     Awards(1)    sation(2)
------------------   ----   --------   --------   ----------   ---------------
William C. France    1996   $278,707        (3)   $      0     $754,972
Chairman and Chief   1995   $241,981   $126,860   $      0     $  6,015
Executive Officer    1994   $205,947   $ 86,800   $      0     $  3,511

James C. France      1996   $224,778        (3)   $      0     $464,378
President and Chief  1995   $200,121   $ 83,140   $      0     $ 12,406
Operating Officer    1994   $173,845   $ 58,640   $      0     $ 13,009

John E. Graham       1996   $190,922   $ 65,806   $293,750     $  7,724
Vice President       1995   $180,462   $110,228   $      0     $  1,607
                     1994   $      0   $      0   $      0     $      0

H. Lee Combs         1996   $172,226   $ 72,179   $172,020     $ 11,102
Senior Vice Pres-    1995   $116,972   $ 35,218   $ 60,986     $  9,581
ident - -Operations  1994   $104,575   $ 27,634   $113,490     $ 11,111

Lesa D. Kennedy      1996   $173,553   $ 69,223   $149,695     $  8,648
Executive Vice       1995   $109,608   $ 32,573   $ 53,168     $  8,482
President            1994   $ 92,976   $ 24,486   $ 98,746     $  6,618

(1) Reflects the aggregate market value of shares awarded under the Company's 1994 Long Term Incentive Plan (calculated by multiplying the average of the
bid and asked prices for the Company's existing common stock by the     number
of shares awarded). The indicated awards were made in January with     respect
to services rendered in the prior fiscal year. See Note 9 of Notes to the Company's Consolidated Financial Statements.

(2) The compensation reported in this column consists of (i) payments for insurance, including premium payments and related expense for split-dollar and other life insurance, accidental death and dismemberment insurance and group health insurance, (ii) medical expense reimbursements, and (iii) contributions to the Company's 401(k) plan. The amounts applicable to each Named Officer for each category for fiscal 1996 are as follows: William C. France ($751,724, $3,248 and $0, respectively); James C. France ($456,724, $1,219 and $6,435, respectively); John E. Graham ($1,724, $0 and $6,000, respectively); Lesa D. Kennedy ($1,724, $0 and $6,924, respectively); and H. Lee Combs ($1,724, $2,667 and $6,711, respectively). Pursuant to the Company's split-dollar life insurance arrangements, the premiums will be repaid to the Company in future periods. See Note 9 of Notes to the Company's Consolidated Financial Statements.

(3) Bonuses for services rendered in fiscal 1996 have not been determined as of the date of this Information Statement.


           COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

     The Company's Executive Officer Compensation is overseen by the Compensation Committee of the Board of Directors which is composed entirely of independent directors.

     PHILOSOPHY AND POLICIES.   Executive Officer Compensation is structured
and administered to offer competitive compensation based on the Executive Officer's contribution and personal performance in support of the Company's strategic plan and business mission.

     In 1989, based upon recommendation of the Compensation Committee, the Company retained TPF&C to perform a salary study to determine benchmark salary ranges. TPF&C made recommendations to the Company concerning salary ranges and a bonus structure. The recommendations were followed in establishing the corporate compensation plan which is reviewed and reevaluated every year. As part of the overall compensation plan the

Company's Executive Officers are grouped in structured pay grades based upon job responsibility and description. Each grade has an established range for annual salary. The salary ranges for each grade were originally established based upon the TPF&C salary study and have been reevaluated and adjusted annually by the Compensation Committee based upon changes in market conditions and company performance factors.

     CORPORATE PERFORMANCE MEASURES USED TO DETERMINE EXECUTIVE OFFICER COMPENSATION. Based on Company performance (determined subjectively by the Committee in accordance with the sound business judgment of its members after consideration of (1) earnings per share, (2) return on average assets and (3) return on shareholders' equity) and established salary ranges, the Committee established a total pool of dollars which was used to provide for increases in annual salary compensation to all employees including the Executive Officers other than the Chairman/CEO and President/COO. The Compensation Committee recommended a proposed salary for the Chairman/CEO and President/COO to the entire Board of Directors (other than the Chairman/CEO and President/COO) which approved the salaries as recommended.

     SALARY COMPENSATION.   All other Executive Officers' annual salaries were
set by the Chairman/CEO and President/COO who were given the authority to set all salaries other than their own so long as (1) the total pool of available dollars allocated for annual salary compensation for Executive Officers was not exceeded and (2) provided each Executive Officer's annual salary was within the established range for the salary Grade. In setting Executive Officer salaries the Chairman/CEO and President/COO considered (1) Company performance as measured against management goals approved by the Board of Directors, (2) Personal performance in support of Company goals as measured by annual evaluation criteria, and (3) Intangible factors and criteria such as payments by competitors for similar positions although no particular weighting of the factors or formula was used.

     In recommending the annual salaries of the Chairman/CEO and President/COO, the Committee considered similar criteria as well as the Committee members' assessment of the Company's financial size and condition.

     INCENTIVE COMPENSATION. The Company has an Annual Incentive Compensation Plan for Management in which the Executive Officers participate. As a result Executive Officer Compensation is significantly at risk. Incentive compensation for Executive Officers can be as high as 29% of total annual compensation.

     Each Executive Officer is assigned a target bonus opportunity based on Corporate and Personal goals for the year. The actual bonus for each Executive Officer will range from 0% to 125% of the target depending upon results of Corporate and Personal performance during the year. The current corporate financial measurements used for determination of participation are
(1) earnings per share, (2) return on average assets and (3) return on shareholders' equity. These may vary from year to year as established by the Compensation Committee. Personal performance factors are based on Individual (Functional) objectives and are tailored for each Executive Officer. A portion of each Executive Officer's incentive award will be based upon the Chairman/CEO and President/COO's discretionary judgment of the individual's overall performance during the plan year.

     The incentive compensation for the Chairman/CEO and President/COO is, again, proposed by the Compensation Committee and presented to the full Board of Directors for ratification.

LONG TERM INCENTIVE PLAN COMPENSATION

     1994 LONG-TERM INCENTIVE PLAN. In 1993, based upon recommendation of the Compensation Committee, the Company retained the HayGroup to assist in the design of a long term incentive compensation plan for specified key employees, which is known as the "International Speedway Corporation 1994 Long-Term Incentive Plan." This plan was recommended by the Compensation Committee of the Board of Directors, unanimously approved by all outside directors and ratified by the entire Board of Directors on November 17, 1993. It was approved by the written consent of the holders of a majority of the outstanding shares of the Company on the same date. The purpose of this plan is to attract and retain qualified and competent executives by providing significant opportunities for capital accumulation and to enhance the growth and profitability of International Speedway Corporation (the "Company") by focusing on long-term goals and creation of increases in shareholder value. The long term incentive plan sets aside 50,000 shares of restricted stock for implementation of the plan. Awards of restricted shares of Stock will be assigned to officers and key employees who are capable of having a significant impact on the performance of the Company. The amount of shares for each participant is based primarily an analysis and recommendations by compensation specialists of the HayGroup. Future Awards are to be granted for continued participation in the plan and upon continued Company performance in fiscal years 1994, 1995 and 1996. The restricted shares will be granted to participants each year based upon the Company's performance as measured against annual financial goals established by the Board of Directors. The number of shares granted can range from 0 to 125% of the targeted award depending upon the Company's actual operating results as compared to its annual financial goals. Several aspects of the plan and its implementation are subject to the discretion of the Compensation Committee.

     The shares granted under the plan are restricted and do not immediately vest to the participant, but, instead carry a continued employment restriction of 3 years on 50% of the grant and 5 years on the other 50% of the grant. If employment ends for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) the Company may determine to vest all or a portion of the unvested and unearned restricted shares. Termination of employment for any other reason will result in forfeiture of all unvested and unearned shares.

     Prior to vesting the participant may vote the shares and receive dividends on the restricted shares as granted. Prior to vesting the certificates for the restricted shares will be held by an escrow agent. After vesting (three years from grant for 50% of each award and five years from grant for the remaining 50% of each award) the certificates for the restricted shares will be delivered to the participant. The Company shall have the right of first refusal to buy any stock issued (and vested) under this plan which any participant wishes to sell.

COLLATERAL ASSIGNMENT SPLIT-DOLLAR INSURANCE

     In October 1995, based upon evaluation and recommendation of the Compensation Committee, the Company entered into collateral assignment split-dollar insurance agreements covering the lives of the Chairman/CEO, the President/COO and their respective spouses. Pursuant to the agreements, the Company will advance annual premiums of approximately $1,205,000 each year for a period of eight years. Upon surrender of the policies or payment of the death benefits thereunder, the Company is entitled to the repayment of an amount equal to the cumulative premiums paid by the Company. Although Securities and Exchange Commission (SEC) rules require disclosure of the entire premium advanced by the Company in the Summary Compensation Table, the Compensation Committee determined the compensation aspect of the plan was actually less than the total premium because of the repayment requirement and represented reasonable and appropriate compensation to the covered executives, when considered in light of their total compensation package.

     CHAIRMAN/CEO COMPENSATION BASES. The Compensation Committee determined a 14.5% increase in Chairman/CEO compensation was appropriate in light of the continued growth in earnings per share in 1995.

                                        Thomas W. Staed
                                        Chapman J. Root, II
                                        Lloyd E. Reuss


PERFORMANCE GRAPH

     The rules of the SEC require the Company to provide a line graph covering at least the last five fiscal years and comparing the yearly percentage change in the Company's total shareholder return on common stock with the cumulative total return of a broad equity index assuming reinvestment of dividends and the cumulative total return, assuming reinvestment of dividends, of a published industry or line-of-business index; peer issuers selected in good faith; or issuers with similar market capitalization. The graph below compares the cumulative total return of the Company's common stock (the single class existing prior to the recapitalization and the offering) with that of the index of all NASDAQ stocks and with the 40 NASDAQ issues listed in SIC codes 7900-7999, which encompasses service businesses in the amusement, sports and recreation industry, which includes indoor operations which are not subject to the impact of weather on operations and pari-mutual and other wagering operations. The Company conducts large outdoor sporting and entertainment events which are subject to the impact of weather, and is not involved in pari-mutual or other wagering. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available. Because of the unique nature of the Company's business and the fact that only short term limited public information is available concerning two of its major competitors, and no public information is available concerning its other major competitors, the Company does not believe that the information presented below is meaningful.

COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG
INTERNATIONAL SPEEDWAY CORP., NASDAQ Market Index and NASDAQ SIC 7900 Index

[The line graph on the information statement furnished to shareholders depicts the plotting of the following information.]

 Measurement Period          ISC         NASDAQ      NASDAQ
(Fiscal Year Covered)                    Market      SIC 7900
                                         Index       Index

Measurement Pt - 8/31/91     $100.00     $100.00     $100.00

FYE 8/31/92                  $132.98     $110.21     $108.45
FYE 8/31/93                  $175.23     $263.61     $143.07
FYE 8/31/94                  $178.14     $182.89     $148.91
FYE 8/31/95                  $379.97     $142.35     $200.55
FYE 8/31/96                  $476.27     $108.26     $226.17



                   INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors intends to appoint Ernst & Young LLP, independent certified public accountants, as auditors for the fiscal year ending November 30, 1997. Ernst & Young LLP, and its predecessors have served as the Company's auditors since 1966. Representatives of Ernst & Young LLP, will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.


                         COMPENSATION PLANS

     The Board of Directors and the holders of a majority of the voting interests represented by the outstanding shares of all classes of common stock of the Company, have adopted the 1996 Plan. The purpose of the 1996 Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals, and to enable
them to participate in the long-term growth of the Company.    The 1996 Plan
authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants of the Company capable of contributing to the Company's performance. The Company has reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of Class A Common Stock for grants under the 1996

Plan. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended. The Board of Directors has appointed the Compensation Committee (the "Committee") to administer the 1996 Plan. Awards under the 1996 Plan will contain such terms and conditions not inconsistent with the 1996 Plan as the Committee in its
discretion approves.   The Committee has discretion to administer the 1996
Plan in the manner which it determines, from time to time, is in the best interest of the Company. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may also be granted subject to conditions relating to continued employment and restrictions on transfer. In addition, the Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of the Company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 1996 Plan. In addition, all questions of interpretation of the 1996 Plan will be determined by the Committee. The participants, benefits and amounts have not yet been determined.

     The Board of Directors of the Company approved the 1996 Plan on September 5, 1996 by unanimous written consent in lieu of a meeting. Holders of over a majority of the voting interests represented by the outstanding shares of all classes of the Company's common stock approved the 1996 Plan on November 20, 1996 by written consent in lieu of a meeting in accordance with the provisions of Section 607.0704 of the Florida Business Corporation Act. Accordingly, your consent is not required and is not being solicited in connection with the adoption of the 1996 Plan.



                            VOTING PROCEDURE

     With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected. Management knows of no other items to come before the meeting other than those state above. On any other item which should come before the meeting the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.

     In advance of the meeting the Company will appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.


                     DISSENTERS' RIGHT OF APPRAISAL

     Management does not anticipate that any matter will be acted upon at the meeting which would give rise to rights of appraisal or similar rights of dissenters. As indicated above, the 1996 Plan has been approved by the holders of over 50% of the voting interests represented by the outstanding shares of all classes of common stock. Accordingly, no other vote of the Company's shareholders is required in connection with the adoption of the 1996 Plan. Florida law does not provide rights of appraisal or similar rights of dissenters with respect to the Company's adoption of the 1996 Plan.

                        AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, information statements and other information with the SEC. Such reports, information statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional office located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511 The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically with the SEC.

                                   By Order of the Board of Directors


                                   /s/ W. Garrett Crotty

                                   W. Garrett Crotty
                                   Secretary and General Counsel
November 20, 1996